UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2022

Herbalife Nutrition Ltd.

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	1-32381	98-0377871
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309, Ugland House Grand Cayman Cayman Islands	KY1-1104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: c/o (213) 745-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value $0.0005 per share	HLF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2022, Herbalife Nutrition Ltd. (the “Company”) and Herbalife International America, Inc. entered into an employment agreement with Michael O. Johnson (the “CEO Employment Agreement”) pursuant to which he will serve as the Company’s Chief Executive Officer. The CEO Employment Agreement has a term through December 31, 2023. The payments and benefits to which Mr. Johnson is entitled under the CEO Employment Agreement include (i) annual base salary of $1, (ii) eligibility for an annual bonus targeted at $1,200,000 with a maximum opportunity of $2,400,000, payable in the form of common shares of the Company, par value $0.0005 per share (the “Common Shares”), and (iii) an equity incentive award having a grant date fair value equal to $10,000,000, of which 50% was granted in the form of time-based stock units and 50% was granted in the form of stock appreciation rights. Separate from his salary, Mr. Johnson will also receive a signing bonus of $250,000 in connection with entry into the CEO Employment Agreement. Mr. Johnson is not entitled to separate compensation in respect of his service as a member of the Board while serving as the Chief Executive Officer.

In connection with the foregoing, on December 22, 2022 (the “Grant Date”), Mr. Johnson received 346,020 time-based stock units (the “RSU Award”) and 783,699 stock appreciation rights (the “SARs Award” and, together with the RSU Award, the “Equity Awards”) pursuant to the Company’s 2014 Stock Incentive Plan, as amended from time to time (the “Plan”). Half of the RSU Award will vest on the first anniversary of the Grant Date and the remainder of the RSU Award will vest on the second anniversary of the Grant Date. The SARs Award has a ten year term, a base price of $14.45, representing the closing price of a Common Share on the Grant Date, and will vest on the second anniversary of the Grant Date. Notwithstanding the foregoing, if (i) Mr. Johnson voluntarily resigns as Chief Executive Officer without a new non-interim Chief Executive Officer having been appointed by the Company’s Board of Directors (the “Board”), the unvested Equity Awards will be forfeited; (ii) prior to the first anniversary of the Grant Date, a new non-interim Chief Executive Officer has been appointed by the Board and Mr. Johnson remains as a member of the Board, then the RSU Award will continue to vest subject to his continuous service as a member of the Board through the remainder of the vesting period and 50% of the SARs Award will be forfeited and the remaining 50% of the SARs Award will continue to vest subject to his continuous service as a member of the Board through the remainder of the vesting period; (iii) on or after the first anniversary of the Grant Date, a new non-interim Chief Executive Officer has been appointed by the Board and Mr. Johnson remains as a member of the Board, then all of Mr. Johnson’s unvested Equity Awards will remain outstanding and eligible to vest subject to his continuous service as a member of the Board through the remainder of the vesting periods; (iv) a new non-interim Chief Executive Officer has been appointed by the Board and Mr. Johnson voluntarily ceases to serve as a member of the Board, then all of the unvested Equity Awards will be forfeited; (v) Mr. Johnson is terminated as Chief Executive Officer or as a member of the Board without “cause” (as defined in the applicable award agreement), then, subject to his execution and non-revocation of a general release of claims in favor of the Company, the RSU Award shall immediately vest in full and a pro-rata portion of the SARs Award will immediately vest based on the number of full months Mr. Johnson was employed and/or providing service as a member of the Board during the vesting periods; or (v) Mr. Johnson is involuntarily terminated within twenty-four (24) months following a “change in control” (as defined in the Plan), the Equity Awards will be subject to acceleration as provided in Section 15(c) of the Plan. Mr. Johnson will not be eligible to participate in the Herbalife International of America, Inc. Executive Officer Severance Plan.

The foregoing descriptions of the CEO Employment Agreement, the RSU Award and the SARs Award are not complete and are qualified in their entirety by reference to the full text of the applicable agreement, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.

A copy of the press release issued by the Company on December 27, 2022 regarding the foregoing and change in Mr. Johnson’s title from interim Chief Executive Officer to Chief Executive Officer is attached as Exhibit 99.1 to this current report.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Employment Agreement, dated as of December 22, 2022, by and among Michael O. Johnson, Herbalife International of America, Inc., and Herbalife Nutrition Ltd.

10.2	Herbalife Ltd. 2014 Stock Incentive Plan Stock Unit Award Agreement dated as of December 22, 2022 entered into with Michael O. Johnson.

10.3	Herbalife Ltd. 2014 Stock Incentive Plan Stock Appreciation Right Award Agreement dated as of December 22, 2022 entered into with Michael O. Johnson.

99.1	Press Release issued by Herbalife Nutrition Ltd. on December 27, 2022 announcing Michael O. Johnson as Chief Executive Officer and his salary.

104	Cover Page Interactive Data File - The cover page from the Company’s Current Report on Form 8-K filed on December 27, 2022 is formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Herbalife Nutrition Ltd.

December 27, 2022	By:	/s/ Alexander Amezquita
	Name:	Alexander Amezquita
	Title:	Chief Financial Officer